EXECUTION VERSION

CONFIDENTIAL

FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

Between

METROPOLITAN LIFE INSURANCE COMPANY

(referred to as the Ceding Company)

and

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

(referred to as the Reinsurer)

i

INDEX OF SCHEDULES AND EXHIBITS

FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE

AGREEMENT

THIS FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on December 1, 2025 (the “Closing Date”) and effective as of the Effective Time by and between Metropolitan Life Insurance Company, a New York-domiciled insurance company (the “Ceding Company”), and Talcott Resolution Life Insurance Company, a Connecticut-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party” and together the “Parties.”

WHEREAS, the Ceding Company and the Reinsurer have entered into a                                                    ; and

WHEREAS, as contemplated by            upon the terms and subject to the conditions set forth in this Agreement, the Ceding Company wishes to cede to the Reinsurer, and the Reinsurer wishes to accept and reinsure, on a combination funds withheld coinsurance and modified coinsurance basis, the Quota Share of the Reinsured Liabilities (as defined below).

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following terms have the respective meanings set forth below throughout this Agreement:

“Account Value” with respect to any Reinsured Contract in the accumulation phase means, as of any date of determination, the aggregate account value of such Reinsured Contract attributable to the general account and Separate Accounts of the Ceding Company, as defined in and determined in accordance with the terms of such Reinsured Contract, and without regard to the transactions contemplated hereby, as of such date.

“Action” means any claim, complaint, demand, action, suit, litigation, investigation, arbitration, hearing, mediation charge or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body whether civil, criminal, regulatory or administrative.

“Administrative Services” has the meaning set forth in Section 4.1(a).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under direct or indirect common Control with such specified Person; provided, however, notwithstanding anything to the contrary set forth herein, as applicable to the Reinsurer, the term “Affiliate” shall include only Talcott Financial Group, Ltd. and its Subsidiaries and, for the avoidance of doubt, shall exclude (x) any direct or indirect investor in Talcott Financial Group, Ltd. or any direct or indirect beneficial owner of Talcott Financial Group, Ltd. securities, and (y) any portfolio company, limited partner or similar Person that is an Affiliate of such direct or indirect investor in, or beneficial owner of securities of, Talcott Financial Group, Ltd., in each case, other than Talcott Financial Group, Ltd. and its Subsidiaries.

“Affiliate Retrocessionaire”

“Agreement” has the meaning set forth in the preamble.

“Allocated Premium Taxes”

“Applicable Privacy Laws” means all applicable Laws relating to privacy, data protection and the collection and use of Non-Public Personal Information gathered, accessed, collected or used by the Ceding Company or any of its Affiliates or their respective employees, agents or contractors in the course of the operations of the Reinsured Contracts or other matters related to the performance under this Agreement and governing the handling of Non-Public Personal Information, including, to the extent applicable, the New York Department of Financial Services Cybersecurity Regulation (23 NYCRR 500) and the National Association of Insurance Commissioners (“NAIC”) Data Security Model Law.

“Books and Records” means all (either originals or copies at the discretion of the Ceding Company) books and records of the Ceding Company or its Affiliates in the possession or control of the Ceding Company or its Affiliates to the extent relating to the Business                           the Reinsured Liabilities, the Reinsured Contracts or the Separate Accounts (to the extent relating to the Reinsured Contracts) of the Ceding Company,

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York or Hartford, Connecticut are required or authorized by Law to be closed.

“Capital Reporting Deadline”

“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.

“CARVM Allowance” with respect to any Reinsured Contract means, as of any date of determination, (a) the Account Value of such Reinsured Contract, less (b) the Cash Surrender Value of such Reinsured Contract, in each case of (a) and (b), as of such date.

“Cash Surrender Value” with respect to any Reinsured Contract means, as of any date of determination, the cash surrender value of such Reinsured Contract attributable to the general account as well as the Separate Accounts of the Ceding Company, as defined in and determined in accordance with the terms of such applicable Reinsured Contract and determined without regard to the transactions contemplated hereby, as of such date of determination.

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Domiciliary State” means the State of New York, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state.

“Ceding Company Insolvency Event” means the Ceding Company has been placed into an Insolvency (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.

“Closing Date” has the meaning set forth in the preamble.

“Code” means the United States Internal Revenue Code of 1986.

“Company Action Level RBC” means, with respect to any insurance company, company action level RBC as calculated in accordance with the applicable Laws of such insurance company’s state of domicile.

“Confidential Information” with respect to a Party, means any and all information in any format (whether or not specifically labeled or identified as confidential, and whether oral, written or in any electronic medium) provided by, made available by or obtained on behalf of such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Ceding Company and its Affiliates, all information pertaining to models, systems, products or other commercial, technical, financial, confidential or proprietary information and Non-Public Personal Information and all data relating to the Policyholders of the Reinsured Contracts which are maintained, processed or generated by the Ceding Company or, if applicable, the Reinsurer in connection with the Reinsured Liabilities and including the contents of this Agreement                           not otherwise publicly disclosed, but shall not include the existence of this Agreement and the identity of the Parties; provided that Confidential Information does not include information that (a) is generally available to the public other than as a result of a disclosure by the Receiving Party in violation of its confidentiality obligation, (b) is independently developed by the Receiving Party, its Affiliates or any of its Representatives without use or access to the Disclosing Party’s Confidential Information, or (c) is rightfully obtained by the Receiving Party from a third party without, to the knowledge of the Receiving Party, breach by such third party of a duty of confidentiality of any nature to the Disclosing Party; and provided further that the foregoing exceptions shall not supersede the obligations of the Receiving Party with respect to any Non-Public Personal Information.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Control is presumed to exist if any Person directly or indirectly owns, controls or holds with the power to vote ten percent or more of the voting securities of any other Person. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Cybersecurity Event” means a successful attempt to gain unauthorized access to an information system or information stored on an information system where Non-Public Personal Information or other Confidential Information was or will be subject to unauthorized, unlawful or accidental disclosure, access, modification, destruction, loss, damage, transfer or use.

“DAC Tax Election” has the meaning set forth in Section 12.2(a).

“Disclosing Party” has the meaning set forth in Section 13.15(a).

“Effective Time” means 12:00:01 a.m. (New York time) on December 1, 2025.

“Excluded Liabilities”

“Existing IMR Amount”

“Expense Allowances”

“Fair Market Value” means, with respect to any asset, the value thereof

“Force Majeure Event” means war, severe public disturbance, fire, explosion, catastrophic storm or flood, acts of God, acts of terrorism (including acts of cyber terrorism) or any other similar catastrophic event or act of God that is not (for the avoidance of doubt) within the reasonable control of the Reinsurer.

“Funds Withheld Account” has the meaning set forth in Section 7.1(a).

“Funds Withheld Account Eligible Assets” has the meaning set forth in Section 7.3(a).

“General Account Liabilities” means all Liabilities of the Ceding Company (and with respect to clause (c) of this definition, all Liabilities of any of its Affiliates) arising out of or resulting from the Reinsured Contracts, in each case, with respect to the specific standard enumerated in subclauses (a)–(f) below (for the avoidance of doubt, without duplication of any amounts herein or Separate Account Liabilities),                             whether incurred before (to the extent not yet paid), at or after the Effective Time, calculated in accordance with the Ceding Company Domiciliary State SAP:

(a)  all (i) Liabilities for claims, benefits, interest on claims or unearned premiums, interest on policy funds, withdrawals, surrenders, amounts payable for returns or refunds of premiums, death benefits, income benefits, withdrawal benefits, account value benefits, living benefits, pending claims and benefits (including death benefits, lump sum payments, annuitization payments, deferred payments, payments in respect of market value adjustments, and any other settlement options) (provided, however, the Reinsurer shall have no liability or obligation with respect to any disbursements from or interest to be credited on any retained asset account established by the Ceding Company in respect of the Reinsured Contracts, it being understood that the Reinsurer’s sole obligation with respect to such settlement option being the payment of such claim in full as though such settlement option had not been chosen), unearned premiums, and other contract benefits, in each case, arising under the express terms and conditions of the Reinsured Contracts (including all amounts that are finally determined by a court of competent jurisdiction or other Governmental Order to be owed to a Policyholder or beneficiary under the terms and conditions of a Reinsured Contract) and whether such amounts are escheated or paid to Policyholders or beneficiaries of the Reinsured Contracts

(b)  all Liabilities directly resulting from changes to the terms and conditions of the Reinsured Contracts solely to the extent permitted or required by Section 2.2;

(c)  all commissions, expense allowances, other compensation and obligations payable after the Effective Time to Producers with respect to the Reinsured Contracts;

(e)  without duplication of any amounts settled as part of the Modco Reserve Adjustment, all Liabilities which relate to Reinsured Contracts that (i) are amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, or (ii) contemplate payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (a) above) and for which the general account of the Ceding Company is liable pursuant to the terms of the applicable Reinsured Contracts; and

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, Tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitrator (or arbitral panel or body) having jurisdiction over a Party.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Impairment Policy” has the meaning set forth in Section 7.2.

“IMR” means an interest maintenance reserve (for the avoidance of doubt, determined on an after-tax basis for purposes of calculating the Required Balance).

“IMR Amount” means (a) the Existing IMR Amount plus (b) the Post-Closing Date IMR Amount, whether positive or negative, in each case determined in accordance with SAP applicable to the Ceding Company;                                                                                              For the avoidance of doubt,                                 negative IMR shall reduce the IMR Amount.

“IMR Report” has the meaning set forth in Section 7.3(b).

“Initial Premium”

“Insolvency” means a bankruptcy, insolvency, liquidation, rehabilitation, conservatorship, supervision, receivership or similar proceeding.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.

“Interest Rate” means a per annum rate equal to

“Investment Guidelines”

“Law” means any United States or non-United States federal, state or local statute, law, ordinance, rule or regulation, code, administrative interpretation, principle of common law or equity imposed by or on behalf of any Governmental Authority or any Governmental Order or other requirement or rule of law.

“Liabilities”

“Modco Reserve Adjustment”

“Monthly Accounting Period”

“Monthly Asset Valuation Report” has the meaning set forth in Section 7.3(b).

“Monthly Funds Withheld Account Investment Income” has the meaning set forth in Section 7.3(b).

“Monthly Net Settlement” has the meaning set forth in Section 3.3(a)(i).

“Monthly Settlement Statement”

“New York Courts” has the meaning set forth in Section 13.8(a).

“Non-Guaranteed Elements” means any premium, charge or benefit within a Reinsured Contract that affects policyholder costs or value, that may be changed at the discretion of the Ceding Company after issue, including as applicable to the particular Reinsured Contract in question, the optional benefit charges, credited interest rates, mortality and expense charges, administrative expense risk charges and policy loads and any other policy features that are subject to change by the Ceding Company, and those items set forth in Actuarial Standard of Practice 2-Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.

“Non-Public Personal Information” means any non-public personally identifiable information provided by or on behalf of the Ceding Company or its Representatives to the Reinsurer or its Representatives or that the Reinsurer otherwise processes on behalf of the Ceding Company or its Representatives in the course of the Reinsurer’s performance of this Agreement that concerns or is related to the Ceding Company’s past, current or prospective applicants, customers, clients, policy owners, contract holders, insureds, claimants and beneficiaries of Reinsured Contracts or other contracts issued by the Ceding Company, and its representatives, including information considered as “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4); “protected health information” as defined in 45 C.F.R. § 160.103; “Personal Information” as defined in the California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5); or other similar terms as defined under similar applicable Laws relating to privacy, data protection, and data protection; provided that “Non-Public Personal Information” does not include: (a) information that is otherwise publicly available, to the extent such information is excepted by applicable Law, or (b) de-identified personal data, which is information that has been de-identified in accordance with applicable Law.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other entity, including a Governmental Authority.

“Policyholder” means the legal or beneficial owner of any Reinsured Contract, as applicable.

“Post-Closing Date IMR Amount” means the amount of IMR, calculated on an after-tax basis, that is created following the Closing Date with respect to the assets in the Funds Withheld Account determined in accordance with SAP applicable to the Ceding Company.

“Premium Taxes” means all Taxes assessed in respect of the Premiums received or Account Value applied to annuitization on or after the Effective Time under the Reinsured Contracts by any Tax Authority.

“Premiums” means premiums, considerations, deposits, charges, payments, policy fees and similar amounts collected by

“Producer” means any broker or broker-dealer, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of the Ceding Company or its Affiliates, whom or which wrote, marketed, produced, sold, solicited or serviced, or was responsible for writing, marketing, producing, selling, soliciting or servicing of, any of the Reinsured Contracts.

“Quota Share” means

“RBC Ratio” means, with respect to any U.S.-domiciled insurance or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Company Action Level RBC,

“Recapture Triggering Event” means any of the following occurrences:

(a)  the RBC Ratio of the Reinsurer               as of any calendar quarter-end is below           and the Reinsurer                  as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline;

(b)  there has been a failure by the Reinsurer (i) to timely pay any undisputed amounts due hereunder                     in an aggregate amount                                                                                       and the Reinsurer has not cured such breach within            after written notice thereof from the Ceding Company; or (ii) to timely pay any                                               in an aggregate amount                                                                                                       and the Reinsurer has not cured such breach within                    after written notice thereof from the Ceding Company (which written notice may, for the avoidance of doubt, be furnished via email starting on the date such payment was due if such payment has not been received by end of business on the applicable Business Day);

(c)  a Reserve Credit Event has occurred and is continuing; or

(d)  the Reinsurer            has been placed into an Insolvency (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations;

“Receiving Party” has the meaning set forth in Section 13.15(a).

“Reinsured Contracts” means (a) those individual variable annuity contracts that were issued by the Ceding Company prior to the Effective Time and on a policy form set forth on        and listed in the seriatim file set forth in       , excluding contracts in payout status as of the Effective Time, and including contracts that are converted to payout status following the Effective Time; and                                                                                                       , and in each case of (a) and (b), including all binders, slips, certificates, applications therefor, supplements, endorsements, settlement options, supplemental contracts issued upon the exercise of riders, options or annuitization and riders thereto issued or entered into in connection with such contracts. For the avoidance of doubt, in the event a spouse or beneficiary of an annuity contract included in the Reinsured Contracts is issued a new annuity contract after the Effective Time pursuant to a spousal or beneficiary continuation option under a Reinsured Contract, such new annuity contract will be included as a Reinsured Contract hereunder.

“Reinsured Liabilities” means, collectively, the General Account Liabilities and the Separate Account Liabilities; provided that in no event shall “Reinsured Liabilities” include any Excluded Liabilities.

“Reinsured Risks” has the meaning set forth in Section 2.1.

“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Statutory Reserves” means, as of any date of determination, (a) the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with SAP for the Reinsurer’s domiciliary state that would be applicable to the Reinsurer (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 and Line 3, column 1 of the Liabilities section and Exhibit 7 of the Reinsurer’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Reinsurer’s Statutory Financial Statement subsequent to December 31, 2024)), as calculated as of such date (after giving effect to this Agreement), on a liability only basis, without consideration for the impact of any hedging transaction, and as further determined and modified in accordance with the applicable portions of the Required Balance Model and Calculation Methodologies minus (b) without duplication (i.e., to the extent not taken into account in the calculation contemplated by clause (a)) the aggregate CARVM Allowance for all Reinsured Contracts; provided, however, that, with respect to clause (a), Reinsurer Statutory Reserves (i) shall at all times be calculated on a stand-alone basis without regard to any other business of the Reinsurer and (ii) for Reinsured Contracts in the accumulation phase shall not be less than the Cash Surrender Value of such Reinsured Contracts.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.

“Reserve Credit Event” means an event that would cause the Ceding Company to not be permitted to receive Reserve Credit has occurred and is continuing          ays prior to the end of the calendar quarter during which such event occurred. Following the occurrence of a Reserve Credit Event, such Reserve Credit Event shall be deemed cured as soon as the Ceding Company would have the ability to take Reserve Credit as of such date (assuming such date was the “as of” date for a Ceding Company Statutory Financial Statement).

“SAP” means, with respect to either Party, the statutory accounting principles prescribed or, solely in respect of SAP applicable to the Ceding Company, permitted, as respects the Ceding Company, by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled consistently applied (i.e., a permitted practice), including, for purposes of calculating Ceding Company Statutory Reserves New York Regulation 213 (11 NYCRR 103) and the Special Considerations Letters issued by the New York Department of Financial Services from time to time.

“Security Incident” means a Cybersecurity Event or other incident experienced by the Reinsurer impacting the Non-Public Personal Information and/or other Confidential Information of the Ceding Company held by the Reinsurer in connection with this Agreement (i) of which notice is or would be required to be provided to any Governmental Authority under any Applicable Privacy Law; (ii) which has a reasonable likelihood of materially harming any material part of the Reinsurer’s operations necessary to perform its obligations under this Agreement; or (iii) which results in the deployment of ransomware within a material part of the Reinsurer’s information systems used in connection with this Agreement.

“Separate Account Liabilities” has the meaning set forth in Section 2.10.

“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities (as would be described in Line 1, column 1 of the Liabilities section and Exhibit 3 of the Statutory Financial Statements related to separate accounts of the Ceding Company (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2024)), calculated in accordance with the Ceding Company Domiciliary State SAP.

“Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company applicable to the Reinsured Contracts identified in      .

“Statutory Book Value”

“Statutory Financial Statements” means, with respect to any Person, the annual and quarterly statutory financial statements of such Person filed with the Insurance Regulator for such Person’s jurisdiction of domicile.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“Tax” or “Taxes”

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Terminated Contract” has the meaning set forth in Section 2.7(c).

“Terminated Contract Transfer Amount” means, with respect to each Terminated Contract transferred pursuant to Section 2.7(c), the sum of the following amounts to the extent related to such Terminated Contract: (a) an amount equal to the difference between (i) the Quota Share of the Ceding Company Statutory Reserves in respect of the Reinsured Risks, inclusive of the Terminated Contract, minus (ii) the Quota Share of the Ceding Company Statutory Reserves in respect of the Reinsured Risks, excluding such Terminated Contract, in the case of each of (i) and (ii), determined as of the Effective Time; plus (b) the Quota Share of the Unamortized IMR Amount determined solely in respect of such Terminated Contract as of the date such Terminated Contract was identified; plus (c) the Quota Share of the Additional Consideration actually received by the Reinsurer in respect of such Terminated Contract from and after the Effective Time; minus (d) the Quota Share of the General Account Liabilities actually paid by the Reinsurer in respect of such Terminated Contract from and after the Effective Time; minus (e) the Expense Allowance for such Terminated Contract from and after the Effective Time, in the case of (c), (d) and (e) until the date the Terminated Contract Transfer Amount is paid to the Ceding Company.

“Termination Date” has the meaning set forth in Section 10.5(b).

“Termination Notice” has the meaning set forth in Section 10.5(a).

“Termination Terminal Settlement” has the meaning set forth in Section 10.6(b).

“Termination Terminal Settlement Statement” has the meaning set forth in Section 10.6(b).

“Termination Triggering Event” means there has been a failure by the Ceding Company to pay any undisputed amounts due hereunder in an aggregate amount in excess of    , and such breach has not been cured within     , after notice thereof from the Reinsurer.

“Third Parties” has the meaning set forth in Section 13.15(b).

“Total Adjusted Capital” means, with respect to any U.S.-domiciled insurance company, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s domiciliary state.

“Unamortized IMR Amount”

ARTICLE II

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1. Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to reinsure and indemnify the Ceding Company (a) on a coinsurance funds withheld basis for the Quota Share of the General Account Liabilities and (b) on a modified coinsurance basis for the Quota Share of the Separate Account Liabilities, in each case, that have not been paid by the Ceding Company prior to the Effective Time (collectively, the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein.

Section 2.3. Liability. Subject to the terms and conditions of this Agreement, the Reinsurer’s Liability under this Agreement shall attach as of the Effective Time and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates and conditions as the Ceding Company with respect to the Reinsured Liabilities and the Reinsured Contracts, and, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company, the true intent of this Agreement being that the Reinsurer shall, subject to the terms and conditions of this Agreement, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities.

Section 2.4. Indemnity Reinsurance. This Agreement is an indemnity coinsurance and modified coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only Party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.5.  Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.

Section 2.6.

Section 2.8.  Non-Guaranteed Elements; Annuitization Rates.

Section 2.9. Retrocession.

Section 2.10.  Separate Accounts. Notwithstanding anything contained in this Agreement to the contrary, for each of the Reinsured Contracts that relate to the Separate Account Liabilities, the amount invested on a variable basis in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and all Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms of such Reinsured Contracts. From and after the Closing Date, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with the Ceding Company Domiciliary State SAP. For each Reinsured Contract that relates to the Separate Account Liabilities, the Ceding Company shall deposit or cause to be deposited any additional amounts required to be deposited into the Separate Accounts by the Ceding Company after the Closing Date pursuant to the terms of the applicable Reinsured Contract. All amounts to be paid with respect to surrenders, annuitization payments, death benefits, other optional benefits, compensation or any other amounts with respect to such Reinsured Contracts that by the terms of such Reinsured Contracts are required to be paid from the Separate Accounts (the “Separate Account Liabilities”) shall be paid out of the Separate Accounts to the extent so required.

                                                         As of the Closing Date, the Parties will record on their respective books and records an initial modified coinsurance reserve adjustment to the extent necessary to reflect the cession of the Separate Account Liabilities hereunder on a modified coinsurance basis.

Section 2.11. Other Reinsurance. From and after the Closing Date, the Ceding Company shall not enter into any reinsurance agreement covering liabilities under the Reinsured Contracts without the Reinsurer’s prior written consent.

ARTICLE III

PAYMENTS;

Section 3.1. Initial Reinsurance Premium.

   As initial consideration for the Reinsurer entering into this Agreement (the “Initial Premium”),

Section 3.3. Net Settlement.

(a)

(i)  During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last day of each Monthly Accounting Period (the

“Monthly Net Settlement”) shall be calculated by the Ceding Company, and a statement setting forth details of such calculation (the “Monthly Settlement Statement”) in the form as set forth in       shall be delivered by the Ceding Company to the Reinsurer no later than            following the end of such Monthly Accounting Period. Subject to Section 3.3(c), if the amount of the Monthly Net Settlement for such Monthly Accounting Period is positive, the Ceding Company shall pay such amount in cash to the Reinsurer within             of its delivery of the Monthly Settlement Statement for such period to the Reinsurer; provided, that, notwithstanding the foregoing,                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             If the amount of the Monthly Net Settlement for such Monthly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company within             of its receipt of the Monthly Settlement Statement for such period.

Section 3.4. Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.4, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.

Section 3.5. Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 3.6. Offset. Except as otherwise provided under applicable Law, any undisputed debits or credits incurred between the Parties on and after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off or recouped, and only the net balance shall be allowed or paid. In the event of any Insolvency by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by applicable Law.

Section 3.7. Premium Taxes. For each Monthly Accounting Period, the Parties shall cooperate and provide the other with information regarding Allocated Premium Taxes which is reasonably necessary to calculate the Monthly Net Settlement.

Section 3.9. Reports from the Ceding Company. The Ceding Company shall deliver to the Reinsurer (i) the information set forth on         in accordance with the scope and timeframes set forth therein and (ii) such other information that is reasonably requested by the Reinsurer, reasonably related to the Reinsured Risks and is not unduly burdensome to the Ceding Company; provided that, solely in respect of clause (ii), other than information reasonably required for the Reinsurer’s ordinary course regulatory reporting and statutory and GAAP financial statements,

Section 3.10. Modco Reserve Adjustment.

    As of the end of each Monthly Accounting Period, the Ceding Company will determine the amount of the “Modco Reserve Adjustment,”

ARTICLE IV

ADMINISTRATION

Section 4.1.  Administration.

(a)  The Ceding Company shall provide all administrative and related services with respect to the Reinsured Contracts, including the billing and collection of any Premiums and other Additional Consideration, the administration of claims and any required Tax information reporting (collectively, “Administrative Services”).

(b)  The Ceding Company shall have full authority to determine liability on any Reinsured Liabilities reinsured hereunder and may pay or settle such liabilities as it deems appropriate, in each case, in the ordinary course of business consistent with its then current practice for its variable annuity contracts or similar products that are not reinsured to the Reinsurer; provided that the Ceding Company,                                             , acts in accordance with the terms and conditions of this Agreement.

Section 4.4. Expense Allowance. For each Monthly Accounting Period, the Reinsurer shall pay to the Ceding Company an amount equal to the Expense Allowances for such Monthly Accounting Period in consideration for the administration of the Reinsured Contracts. Such amounts shall be paid as part of the Monthly Net Settlements pursuant to Section 3.3(a).

ARTICLE VII

FUNDS WITHHELD ACCOUNT

Section 7.1. Establishment of Funds Withheld Account.

(a)  On or prior to the Closing Date, the Ceding Company shall establish and thereafter maintain one or more segregated accounts on its books and records to hold Funds Withheld Account Eligible Assets to secure the Reinsurer’s obligations under this Agreement (the “Funds Withheld Account”). As between the Ceding Company and the Reinsurer, the Ceding Company will retain, maintain control over and own all Funds Withheld Account Eligible Assets. The Funds Withheld Account shall be used exclusively for the purposes set forth in this Agreement,                                                                                                   The Ceding Company shall record the Funds Withheld Account balance on its statutory financial statements as a payable to Reinsurer.

(b)  Concurrently with the execution of this Agreement, the Funds Withheld Account will be funded with Funds Withheld Account Eligible Assets in accordance with Section 3.1(b).

(c)  In accordance with the terms set forth herein, and subject to the provisions of this Article VII, the Reinsurer shall ensure, solely through compliance with its obligations set forth in Articles III and VII, that at all relevant times the Funds Withheld Account shall hold in the aggregate Funds Withheld Account Eligible Assets in accordance with the terms hereof with a Statutory Book Value not less than the Required Balance. All transfers to and withdrawals from the Funds Withheld Account shall be in accordance with and subject to the requirements set forth herein.

(d)  The Funds Withheld Account shall permit the investment results of the assets           credited to the Funds Withheld Account to be determined independently of the investment results of the Ceding Company’s other assets          . In accordance with SAP, the Ceding Company shall cede all realized and unrealized capital gains and losses in respect of the Funds Withheld Account Eligible Assets to the Reinsurer on a gross basis.

(e)  For the avoidance of doubt, the Ceding Company shall recognize realized capital gains and losses for purposes of calculating Monthly Funds Withheld Account Investment Income on a gross basis, i.e., without any reduction for IMR.

Section 7.2. Statutory Impairments. The Ceding Company shall assess the assets maintained in the Funds Withheld Account on a quarterly basis and determine whether any impairments to the Statutory Book Value are required based upon the statutory rules and guidelines and the impairment policy used by the Ceding Company from time to time for purposes of calculating statutory impairments reflected in the Ceding Company’s Statutory Financial

Statements and without regard to the existence of this Agreement (the “Impairment Policy”). The Ceding Company shall provide advance notice and a copy of any change to the Impairment Policy after the date hereof. Following the completion of its quarterly impairment review, if the Ceding Company determines that any Funds Withheld Account Eligible Assets have become impaired for purposes of determining Statutory Book Value, the Ceding Company shall notify the Reinsurer as promptly as practicable after such determination, together with the amount of such impairment. Any report notifying the Reinsurer of any such impairment shall provide the CUSIP, ISIN or similar security identifier (as applicable) for the impaired Funds Withheld Account Eligible Assets and describe the reason for each such impairment and the effect on Statutory Book Value of the applicable Funds Withheld Account Eligible Assets. Without limitation of the foregoing, the Ceding Company shall provide to the Reinsurer any information relating to the assets maintained in the Funds Withheld Account reasonably requested by the Reinsurer to confirm that statutory impairments have been implemented in accordance with the terms of this Agreement.

Section 7.3. Funds Withheld Account Eligible Assets.

(a)  The assets that may be held in the Funds Withheld Account shall consist of cash or investments of the type consistent with the requirements for authorized investments and admitted assets under the applicable insurance laws of the Ceding Company Domiciliary State; provided that, at all times, such investments,                         comply with the Investment Guidelines (the assets meeting the requirements of this sentence,                              , being the “Funds Withheld Account Eligible Assets”).

(b)  The Ceding Company shall provide to the Reinsurer (i) no later than                               following the end of each Monthly Accounting Period, a monthly report (a “Monthly Asset Valuation Report”) (A) listing each asset in the Funds Withheld Account and the Fair Market Value and Statutory Book Value of each such asset                                                            as of the end of the relevant Monthly Accounting Period and (B) reflecting all earned investment income and realized and unrealized capital gains and losses to the extent recognized in accordance with SAP applicable to the Ceding Company which have been credited to, or deducted from, the assets in the Funds Withheld Account                               during such Monthly Accounting Period (the “Monthly Funds Withheld Account Investment Income”) and (C) including the most currently available IMR Amount along with the amortization schedule therefor (an “IMR Report”)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                  of receipt of the Monthly Asset Valuation Report, the Reinsurer shall provide to the Ceding Company a certification that (i) each such asset in the Funds Withheld Account is a Funds Withheld Account Eligible Asset, (ii) the assets in the Funds Withheld Account are, in the aggregate, in compliance with the Investment Guidelines,                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      .

Section 7.6. Withdrawal of Assets from the Funds Withheld Account.

(a)  Except as otherwise permitted pursuant to Section 7.6(b), the Ceding Company and Reinsurer agree that the assets maintained in the Funds Withheld Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, receiver, conservator or statutory successor of the Ceding Company) without diminution because of any Insolvency on the part of the Ceding Company or the Reinsurer (i) in order to pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer that have not been paid by the Reinsurer                                 following its receipt of a specific written notice thereof or otherwise with the consent of the Reinsurer, or (ii) to withdraw any amount permitted to be withdrawn by the Ceding Company pursuant to this Agreement, including pursuant to Article VI and this Article VII for the purposes specified therein, or                                                                                                                                                                                                                                                                                             The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust by the Ceding Company for the benefit of the Reinsurer and promptly returned to the Funds Withheld Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company outside of the Funds Withheld Account.

(b)  To the extent required to provide the Ceding Company with Reserve Credit, during the continuation of a Reserve Credit Event, the Ceding Company and the Reinsurer agree that the assets maintained in the Funds Withheld Account may be withdrawn by the Ceding Company at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or Reinsurer only for the following purposes:

(i)  to reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of the Reinsured Contracts on account of cancellations of such Reinsured Contracts;

(ii)   to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Reinsured Contracts;

(iii)  to withdraw any amount permitted to be withdrawn by the Ceding Company pursuant to this Agreement, including pursuant to Article VI and this Article VII for the purposes specified therein; and

    to pay any other amounts the Ceding Company claims are due under this Agreement, including to pay to the Ceding Company

The Ceding Company shall return to the Funds Withheld Account within                     of withdrawal, assets withdrawn in excess of all amounts permitted under Section 7.6(b)(i), (ii), (iii) or (iv) and for purposes of assessing if the Required Balance is being maintained in the Funds Withheld Accounts, such overdrawn amounts shall be deemed assets of the Funds Withheld Account. Any amounts withdrawn (along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company outside of the Funds Withheld Account) by the Ceding Company pursuant to this Section 7.6(b) and not yet applied as permitted pursuant to this Section 7.6(b) (including any investment income and other distributions and interest in respect thereof) shall at all times be held by the Ceding Company (or any successor by operation of Law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in constructive trust for the benefit of the Reinsurer in a segregated account, separate and apart from any assets of the Ceding Company, for the sole purpose of funding the payments and reimbursements described in Section 7.6(b)(i), (ii), (iii) and (iv).

ARTICLE VIII

OVERSIGHTS; COOPERATION; OTHER ARRANGEMENTS

Section 8.1. Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. Subject to the foregoing, the Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 8.2. Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement           , or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement          .

Section 8.3. Changes to RBC. In the event of a material change to or elimination by applicable Law of the requirement for the Reinsurer          , as applicable, to calculate risk-based capital                                                                                                                                               from those in effect at the Effective Time, the Parties shall amend this Agreement to adjust calculation of the risk-based capital utilized to determine the RBC Ratios (or such equivalent capital adequacy ratios) reflected in the definitions of              , Recapture Triggering Event or otherwise required under this Agreement so that such adjusted RBC Ratio (or such equivalent capital adequacy ratio) or any replacement formula as determined after such material change or elimination will reasonably correspond to the relevant RBC Ratio (or such equivalent capital adequacy ratio) requirements in effect as of the Effective Time within             after the implementation of such change, and, if the Parties cannot agree on any such adjustments, the Reinsurer shall,                                     continue to calculate its RBC Ratio (or such equivalent capital adequacy ratio) as if such material change or elimination had not occurred.

ARTICLE IX

INSOLVENCY

Section 9.1. Insolvency of the Ceding Company.

(a)  In the event of an insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or its liquidator, receiver, conservator or statutory successor, except where (i) this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Ceding Company, or (ii) as provided for under applicable Law, on the basis of the liability of the Ceding Company under the Reinsured Contracts without diminution because of the insolvency of the Ceding Company.

(b)  It is understood, however, that in the event of an insolvency of the Ceding Company, the liquidator, receiver, conservator or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable Insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver, conservator or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE X

DURATION; RECAPTURE

Section 10.1. Duration. This Agreement shall continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination, (ii) in accordance with                                                                                                                                                                                                                 (iii) in accordance with Section 10.5, if the Reinsurer has elected to terminate the reinsurance of the Reinsured Contracts, and each Party has received payments which discharge the other Party’s liability in full in accordance with Section 10.6 and the other terms of this Agreement.

Section 10.2. Survival. Notwithstanding the other provisions of this Article X, the terms and conditions of Articles X,   XII and XIII (and Article I to the extent relating to any of the foregoing) shall remain in full force and effect after the termination of this Agreement.

                 .

.

Section 10.5.  Termination for Failure to Pay Amounts Due to Reinsurer.

(a)  Following the occurrence of a Termination Triggering Event and provided that such Termination Triggering Event is continuing, the Reinsurer shall have the right (but not the obligation) exercisable within                                 following receipt of notice of the occurrence of a Termination Triggering Event, to terminate this Agreement in full, by providing the Ceding Company with written notice of its intent to effect such a termination (a “Termination Notice”). For the avoidance of doubt, in the event that the Ceding Company cures a Termination Triggering Event following its receipt of a Termination Notice, such cure shall in no event limit the Reinsurer’s rights to pursue the termination contemplated in such Termination Notice.

(b)  Any termination pursuant to Section 10.5(a) shall be effective (i) as of 11:59 p.m. (New York time) on the last calendar day of the calendar month during which the Reinsurer delivers a termination notice to the Ceding Company; provided that if such termination notice was delivered less than                       prior to the end of such calendar month, then as of 11:59 p.m. (New York time) on the last calendar day of the following calendar month or (ii) on such later date as set forth in the Reinsurer’s termination notice (provided such later date is the last day of a calendar month and is not later than                   following the delivery by the Reinsurer of a notice of termination to the Ceding Company) (the “Termination Date”).

(c)  Following a termination pursuant to Section 10.5(a), subject to the satisfaction of payment obligations described in Section 10.6, (i) both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than the obligations under the provisions that expressly survive termination as provided in Section 10.2 and (ii) no Additional Consideration shall be payable to the Reinsurer with respect to the Reinsured Risks.

(d)  Notwithstanding the remedies contemplated by this Article X              , the Reinsurer may, in its sole discretion, require direct payment by the Ceding Company of any sum in default under this Agreement                     or pursue any other remedy to which the Reinsurer may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article X, and it shall be no defense to any such claim that the Reinsurer might have had other recourse.

Section 10.6.  Termination Payments.

(a)   In connection with a termination pursuant to Section 10.5(a), no later than           prior to the Termination Date, the Reinsurer shall prepare and provide to the Ceding Company a settlement statement (the “Estimated Termination Terminal Settlement Statement”)

setting forth an estimated calculation of the Termination Terminal Settlement (the “Estimated Termination Terminal Settlement”),                                                                                                                                                                The Ceding Company shall promptly provide all information reasonably requested by the Reinsurer in connection with its preparation of the Estimated Termination Terminal Settlement Statement. On the Termination Date, the Ceding Company shall withdraw cash and other assets from the Funds Withheld Account having an aggregate Statutory Book Value at least equal to the Estimated Termination Terminal Settlement, and, if the assets in the Funds Withheld Account are insufficient to satisfy such payment, then the Ceding Company shall notify the Reinsurer of such shortfall and, on the Termination Date, the Reinsurer shall pay to the Ceding Company the amount of such shortfall in cash.

(b)  No later than                 after the Termination Date, the Reinsurer shall prepare and deliver to the Ceding Company a statement (the “Termination Terminal Settlement Statement”) setting forth a calculation of the terminal settlement with respect to the termination calculated in accordance with       (the “Termination Terminal Settlement”). The Ceding Company shall promptly provide all information reasonably requested by the Reinsurer in connection with its preparation of the Termination Terminal Settlement Statement.

(d)

ARTICLE XII

TAXES

Section 12.1. Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or non-U.S. applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use commercially reasonable efforts to: (i) provide written notice to the other Party, at least               before the relevant payment of such deduction or withholding, (ii) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount and (iii) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so deducted or withheld and timely paid over to the applicable Governmental Authority, such amount shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9 and shall deliver renewals or additional copies of such forms (or successor forms) to the other Party on or before the date that such forms expire or become obsolete.

Section 12.2. DAC Tax Adjustment.

(a)  To the extent that Section 848 of the Code and corresponding Treasury Regulations Section 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Treasury Regulations Section 1.848-2(g)(8) to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code (the “DAC Tax Election”) and agree as follows:

(i)  The Parties shall attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax

Election has been made, and shall otherwise file their respective federal income tax returns in a manner consistent with the DAC Tax Election. Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective (and each year thereafter).

(ii)  The Party with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(iii)  The Parties agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency of reporting between the Parties or as otherwise required by the Code or the Internal Revenue Service. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company.

(iv)  If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the Parties shall act in good faith to reach an agreement as to the correct amount within           of the date that the Reinsurer submits its alternative calculation. If the Parties reach an agreement on an amount of net consideration, each Party shall report the agreed upon amount in its U.S. federal income tax return for the previous calendar year.

(v)  The DAC Tax Election shall be effective for the first taxable year of each Party in which this Agreement is effective and for all subsequent taxable years during which this Agreement remains in effect.

(vi)  The Parties shall take no action to revoke the DAC Tax Election.

(b)  The terms used in this Section 12.2, including the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation,” are defined by reference to Treasury Regulations Section 1.848-2 and Section 848 of the Code, in effect as of the Effective Time.

(c)  Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.

Section 12.3. Taxes. The Reinsurer shall bear no part in, or have any Liability for any Taxes of the Ceding Company for any Reinsured Contract pursuant to this Agreement, other than (a) Allocated Premium Taxes (to the extent included in clause (d) of the definition of General Account Liabilities), or (b) Taxes specifically provided for in this Article XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.1. Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated by                 shall be paid by the Person incurring such costs and expenses.

Section 13.2. Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 13.2).

(a)	if to the Ceding Company:

Metropolitan Life Insurance Company
200 Park Avenue
New York, New York 10166

with a copy to:

Metropolitan Life Insurance Company

200 Park Avenue

New York, New York 10166

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(b)	if to the Reinsurer:

Talcott Resolution Life Insurance Company

with a copy (which shall not constitute notice) to:

Talcott Resolution Life Insurance Company

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Section 13.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by               is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by               be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.

Section 13.4. Entire Agreement. This Agreement (including all exhibits and schedules hereto)                         constitute the entire agreement of the Parties with respect to the subject matter of this Agreement                         and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement

Section 13.5. Assignment. This Agreement shall not be assigned, in whole or in part, by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 13.5 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 13.6. No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.7. Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.

Section 13.8. Submission to Jurisdiction.

(a)  Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive venue and jurisdiction of the federal courts for the Southern District of New York or, if such courts do not have jurisdiction, the state courts of the State of New York sitting in the County of New York, and appellate courts having jurisdiction of appeals from any of the foregoing (such courts, the “New York Courts”), and all claims in respect of any such Action shall be heard and determined in such New York Courts.

(b)  Any such Action may and shall be brought in such courts and each of the Parties irrevocably and unconditionally (i) waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient forum and shall not plead or claim the same and (ii) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)  Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 13.2.

(d)  Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 13.9. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the formation, negotiation, execution, termination, performance or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 13.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BASED UPON,

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 13.10. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 13.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach or threatened breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 13.8(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled hereunder or at law or in equity. In the event that any such action is brought in equity to enforce the provisions of the Agreement, no party will allege, and each of the Parties hereby waives (x) the defense or counterclaim that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief. The Parties further agree that (a) by seeking any remedy provided for in this Section 13.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 13.11 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 13.11 before exercising any other right under this Agreement. Notwithstanding the foregoing, following the Closing, no Party shall be entitled to any rescission of this Agreement or the transactions contemplated hereby.

Section 13.12. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure or delay of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 13.13. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the preamble or the Recitals, Articles, Sections, paragraphs, Exhibits and Schedules are references to the preamble or the Recitals, Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing” or “without limitation” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) the Parties have participated jointly in the negotiation and drafting of this Agreement and, consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties without regard to any presumption, burden of proof or rule requiring construction or interpretation against or disfavoring the Party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) unless otherwise specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (m) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (n) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (o) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (p) references to “days” mean calendar days unless Business Days are specified; (q) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (r) all capitalized terms used without definition in the Schedules and Exhibits referred to herein, or any certificate or other document made or delivered pursuant hereto, shall have the meanings ascribed to such terms in this Agreement; (s) where a word or phrase is defined herein, each of its grammatical forms shall have a corresponding meaning; (t) references to any “copy” of any contract or other document or instrument are to a true, correct and complete copy thereof; (u) no summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement; (v) references to the “date of this Agreement,” “the date hereof” and words of similar import refer to December 1, 2025; and (w) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

Section 13.14. Counterparts. This Agreement may be executed in one (1) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail or other means of electronic transmission utilizing reasonable image scan technology (including .pdf, DocuSign, Adobe Sign or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.15. Treatment of Confidential Information; Non-Public Personal Information.

(a)   The Ceding Company and the Reinsurer (each in such capacity, the “Receiving Party”) each agree to hold the other Party’s (in such capacity, the “Disclosing Party”) Confidential Information in strict confidence and to take commercially reasonable steps to ensure that such Confidential Information is not disclosed, sold, shared or used in any form by any means by the Receiving Party, its Affiliates, any of its Representatives or subcontractors to third parties of any kind, other than (i) the Representatives or subcontractors performing services under this Agreement for such Receiving Party to the extent access to such Confidential Information is reasonably necessary for providing such services, and such Representatives or subcontractors are bound to written confidentiality obligations that are reasonably consistent with those contained herein, (ii) any equity investors of Talcott Financial Group Investments, LLC who need to know such information for the purpose of evaluating their investment in Talcott Financial Group Investments, LLC and who have been informed by the Reinsurer of the confidential nature of the Confidential Information and are bound to written confidentiality obligations that are reasonably consistent with those contained herein, (iii) to the extent necessary for the enforcement of the rights of such Receiving Party and its Affiliates under this Agreement or                     (iv) to such Receiving Party’s Affiliates and their respective Representatives who need to know such information for the foregoing purposes and who are bound to written confidentiality obligations that are reasonably consistent with those contained herein, (v) as might be necessary for Tax or financial reporting purposes or during the course of external audits, (vi) to its           hedge or other risk mitigation counterparties in connection with its retrocession or hedging of any portion of the risks ceded hereunder, so long as any such           hedge counterparties are bound to written confidentiality obligations in respect thereof that are substantially similar to those contained herein, (vii) as is authorized by the Disclosing Party in advance, or (viii) in compliance with all applicable Law, including Applicable Privacy Laws, or as required by any Governmental Authority in each case subject to Section 13.15(f).

(b)   In the ordinary course of business, the Ceding Company shall not transfer, disclose, share, furnish, or otherwise provide Non-Public Personal Information to the Reinsurer,

except to the extent necessary for the Reinsurer to perform the services under this Agreement. In those limited circumstances where it is strictly necessary for the Ceding Company to transfer Non-Public Personal Information to the Reinsurer for purposes of this Agreement, the Reinsurer shall (i) comply with Applicable Privacy Laws; (ii) retain, use, store, process, and disclose the Non-Public Personal Information in its possession or control solely for the purposes of performing the services or its obligations under this Agreement, or as otherwise reasonably instructed by the Ceding Company or permitted by this Agreement and Applicable Privacy Laws; (iii) not “sell” or “share” (as those terms are defined under Applicable Privacy Laws) such Non-Public Personal Information or use such Non-Public Personal Information for any purpose other than within the Reinsurer’s business relationship with the Ceding Company (such as using Non-Public Personal Information (in aggregated form or otherwise) to develop any other commercial products or be incorporated into any other models); (iv) implement and maintain commercially reasonable and appropriate security measures, compliant with Applicable Privacy Laws, designed to (A) protect the integrity, confidentiality, and availability of all Non-Public Personal Information in the Reinsurer’s possession or control, and (B) ensure that all Non-Public Personal Information in the Reinsurer’s possession or control is not subject to any unauthorized, unlawful, or accidental alteration, use, access, disclosure, deletion, destruction or loss; (v) subject to Applicable Privacy Laws and the terms of the Reinsurer’s record retention and business continuity or other back-up policies, take commercially reasonable steps to comply with the provisions of this Agreement and the instructions of the Ceding Company to return or destroy all Non-Public Personal Information that remains in the Reinsurer’s control and promptly instruct its contractors, vendors, administrators, retrocessionaires, subcontractors, Affiliates, Representatives or service providers (“Third Parties”) to do the same; and (vi) take commercially reasonable steps to limit access to and possession of Non-Public Personal Information by the Reinsurer’s employees or Third Parties in a manner consistent with the nature and sensitivity of such information. Subject to the foregoing, the Reinsurer may only disclose such Non-Public Personal Information related to the Reinsured Contracts to those Third Parties with a need to access or use the Non-Public Personal Information for the performance of the obligations under this Agreement if such other Third Parties are bound to written confidentiality obligations in respect thereof that are substantially similar to those contained herein. The Reinsurer shall be and remain liable for the acts or omissions of, including any breach of the obligations in this Section 13.15 by, the Third Parties with respect to Non-Public Personal Information disclosed to them by the Reinsurer. The confidentiality and privacy obligations of Reinsurer under this Section 13.15 will continue to apply to any such Non-Public Personal Information not returned or destroyed for so long as it is retained by Reinsurer or Third Parties.

(c)  Without limiting any of the foregoing, the Reinsurer shall have a comprehensive information risk and security program, compliant with Applicable Privacy Laws, designed to protect the confidentiality, integrity, and availability of Reinsurer’s systems which process or store Non-Public Personal Information and shall have and maintain written policies (including cybersecurity and other technical policies and standards).

(d)  The Reinsurer shall carry and maintain adequate Cybersecurity Liability Insurance coverage of the type and amount that it deems adequate in light of the nature of its business, including the reinsurance hereunder.

(e)  Solely to the extent required by, and necessary to permit Ceding Company to comply with, Applicable Privacy Law, the Ceding Company may, with reasonable prior notice and not more than annually, request that the Reinsurer provide copies of relevant policies and procedures, and reports of security audits, investigations or assessments produced by the Reinsurer itself, or third parties acting on its behalf, sufficient to demonstrate Reinsurer’s compliance with Applicable Privacy Laws and the terms of this Section 13.15.

(f)  If the Receiving Party receives a third party demand pursuant to subpoena, summons, or court or Governmental Order or request, to disclose the Disclosing Party’s Confidential Information, the Receiving Party shall, if legally permitted, provide the Disclosing Party with prompt written notice of any subpoena, summons, or court or Governmental Order or request, within a reasonable time prior to such release or disclosure. Unless the Disclosing Party has given its prior permission to release or disclose the Confidential Information, the Receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, or the Disclosing Party waives compliance with this Section 13.15, the Receiving Party may disclose only that portion of the Confidential Information that it is legally obligated to disclose and shall use commercially reasonable efforts to treat such Confidential Information as confidential. However, notwithstanding anything to the contrary in this Agreement, this Section 13.15 shall not be construed as requiring the Receiving Party to act in any way that would not comply with applicable Law, the subpoena, summons, or court or Governmental Order. The Parties will cooperate with one another in the handling of any requests to access, amend or correct any Non-Public Personal Information related to the Reinsured Contracts or any complaints regarding the handling of such Non-Public Personal Information and will provide such assistance to the other as may be reasonably required in connection with the resolution of such complaints and requests.

(g)  As needed to comply with Applicable Privacy Laws, the Parties agree to work cooperatively and in good faith to amend this Agreement in a mutually agreeable and timely manner, or to enter into further mutually agreeable data processing agreement(s) to the extent required by Applicable Privacy Law to comply with any such Applicable Privacy Laws applicable to the Parties.

(h)  The Reinsurer shall notify the Ceding Company in writing as soon as reasonably possible within forty-eight (48) hours (or such shorter period as is expressly required by applicable Law or a Governmental Authority) of when the Reinsurer becomes aware of any Security Incident, which notification shall include the following information, to the best of the Reinsurer’s knowledge at the time of the notification: (i) the nature of the unauthorized disclosure or use; and (ii) any such Non-Public Personal Information disclosed or used. Following such notification, the Reinsurer will also provide, upon the Ceding Company’s reasonable written request after such notification, to the best of Reinsurer’s knowledge, such other information relating to the Security Incident as the Ceding Company may reasonably require to comply with Applicable Privacy Law or to mitigate any deleterious effect of such unauthorized disclosure or use.

(i)  If the Reinsurer or its Third Parties becomes aware of a Security Incident impacting the Reinsurer or its Third Parties, the Reinsurer shall: (i) as promptly as practicable conduct an investigation of the cause of such Security Incident; (ii) take reasonable actions to remediate and mitigate the impact of such Security Incident, as required by applicable Laws; (iii) collect and preserve evidence concerning the discovery and cause of such Security Incident and any mitigation or remediation actions taken to the extent such collection and preservation is required by applicable Laws; (iv) promptly provide to the Ceding Company in writing reasonably complete and relevant information known about the Security Incident at the time of such notice is provided, including its cause, actions take to mitigate or remediate the Security Incident, and the data, information or records of the Ceding Company affected; and (v) reasonably cooperate with the Ceding Company’s investigation, including evaluating the necessity of providing notification as required under Applicable Privacy Laws. Except for notifications to individuals, law enforcement, regulators, or other Governmental Authorities that the Reinsurer reasonably determines (based on guidance from legal counsel) it is required to make under applicable Law, the Ceding Company shall have the sole right to control all notifications to data subjects to whom the Non-Public Personal Information pertains. The Reinsurer shall comply with all Applicable Privacy Laws and regulations and reasonably cooperate with the Ceding Company in responding to a Security Incident, including with respect to notification and/or reporting obligations and remediation.

(j)  To the extent any Non-Public Personal Information of data subjects from the European Union, United Kingdom, or Switzerland is transferred under this Agreement, the Parties shall enter into a data processing agreement under Section 13.15(g), which shall include an appropriate and valid data transfer mechanism (e.g., the applicable Standard Contractual Clauses annexed to the European Commission’s Decision (EU) 2021/914 of 4 June 2021, as may be amended, superseded, or replaced) prior to any such transfer.

(k)  The Parties agree that the breach, or threatened breach, of any of the confidentiality provisions of this Agreement may cause irreparable harm without adequate remedy at law. Upon any such breach, the Disclosing Party will be entitled to injunctive relief to prevent the Receiving Party from commencing or continuing any action constituting such breach, without having to post a bond or other security and without having to prove the inadequacy of other available remedies. Nothing in this Section 13.15(k) will limit any other remedy available to either Party.

Section 13.16. Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 13.17. Sanctions. Notwithstanding other provisions of this Agreement, no party shall be deemed to provide any part of any cover and no Party shall be liable to pay any part of any premium, claim or provide any part of any benefit hereunder solely to the extent that such portion of the provision of such cover or benefit, or the payment of such premium or claim would violate any laws or regulations prohibiting the provision of such cover or benefit or the payment of such premium or claim applicable to such party. In exercising and performing its rights and obligations under this Agreement, each Party shall comply with all applicable financial and economic sanctions and trade embargoes, and neither Party shall cause the other Party to violate any economic or financial sanctions or trade embargoes.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.